Exhibit 99.1

Leap Therapeutics Reports Second Quarter 2025 Financial Results

Cambridge, MA – August 14, 2025 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today reported financial results for the second quarter of 2025.

Leap Highlights:

•	Board of Directors initiated process of exploring strategic alternatives to maximize shareholder value
•	Strategic restructuring to prioritize corporate development resulting in a further 75% reduction in workforce
•	Reported updated data from the randomized, controlled Part B of the Phase 2 DeFianCe study of sirexatamab (DKN-01) plus bevacizumab and chemotherapy in second-line colorectal cancer (CRC)

“This past quarter, we undertook a strategic realignment to focus our resources on corporate development opportunities for sirexatamab and FL-501,” said Douglas E. Onsi, President and CEO of Leap Therapeutics. “As part of this effort, we completed patient treatment in the DeFianCe trial, further reduced internal expenses, and initiated a review of strategic alternatives to maximize value for our shareholders. We intend to provide a further update in the coming weeks. We are grateful to all of our team members, and we thank them for their important contributions to Leap and their commitment to developing new therapies for cancer patients.”

DKN-01 Development Update

•	Reported updated clinical data from Part B of the DeFianCe study of sirexatamab plus bevacizumab and chemotherapy in CRC patients. In the updated analysis as of May 22, 2025, sirexatamab demonstrated a statistically significant benefit on overall response rate (ORR), by investigator assessment and blinded independent central review, and progression-free survival (PFS) in patients with high levels of DKK1, no prior exposure to anti-VEGF therapy, or liver metastasis, along with a positive trend on ORR and PFS in the full intent-to-treat population. The final data from the study is being prepared for presentation at a future medical conference.

Business Updates

•	Exploring strategic alternatives to preserve and maximize shareholder value. The Board of Directors initiated a process to explore strategic alternatives to preserve and maximize shareholder value, including leveraging its cash balance and exploring potential sale or partnership opportunities for sirexatamab and FL-501. The Company's Board of Directors has approved the engagement of Raymond James & Associates, Inc. to serve as exclusive financial advisor to assist in the strategic evaluation process.

•	Taking additional steps to reduce spending and preserve capital. The Company implemented an additional workforce reduction of approximately 75%. The total costs related to this reduction in force, including severance payments, are estimated to be approximately $4.5 million. The majority of these costs will be recognized in the third and fourth quarters of 2025.

Selected Second Quarter 2025 Financial Results

Net Loss was $16.6 million for the second quarter 2025, compared to $20.4 million for the second quarter 2024. The decrease was primarily due to a decrease in research and development and general and administrative expenses, offset in part by a restructuring charge associated with the reduction in force.

Research and development expenses were $10.5 million for the second quarter of 2025, compared to $17.9 million for the same period in 2024. The decrease of $7.4 million was primarily due to decreases of $3.9 million in clinical trial costs, $1.7 million in payroll and other headcount related expenses, $1.4 million in manufacturing costs, and $0.4 million in stock-based compensation expense.

General and administrative expenses were $1.8 million for the second quarter 2025, compared to $3.4 million for the same period in 2024. The decrease of $1.6 million was primarily due to decreases of $1.4 million in payroll and other incentive based compensation expense and a $0.2 million decrease in stock-based compensation expense.

During the second quarter of 2025, we incurred $4.5 million of restructuring charges associated with our workforce reduction, consisting primarily of one-time employee severance and benefit costs.

Cash and cash equivalents totaled $18.1 million on June 30, 2025.

About Leap Therapeutics

Leap Therapeutics (Nasdaq: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's pipeline includes sirexatamab (DKN-01), is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, and FL-501, a humanized monoclonal antibody targeting the growth and differentiation factor 15 (GDF-15) protein. For more information about Leap Therapeutics, visit http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are based upon current plans, estimates and expectations of the management of Leap that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as "anticipate," "expect," "project," "intend," "believe," "may," "will," "should," "plan," "could," "continue," "target," "contemplate," "estimate," "forecast," "guidance," "predict," "possible," "potential," "pursue," "likely," and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements.

All statements, other than historical facts, including statements regarding the potential safety, efficacy, and regulatory and clinical progress of Leap's product candidates, including sirexatamab and FL-501; Leap’s plan to reduce clinical and operational activities, reduce spending and conserve cash, explore strategic alternatives to preserve and maximize shareholder value, including by leveraging its cash balance and potentially selling or partnering sirexatamab or FL-501; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Leap's plans, estimates or expectations could include, but are not limited to: (i) Leap's ability to successfully sell or enter into partnerships for sirexatamab or FL-501; (ii) the cost and timeline to complete the DeFianCe Study and wind-down operations; (iii) any regulatory feedback that Leap may receive from U.S. Food and Drug Administration (FDA) or equivalent foreign regulatory agency or from site institutional review boards; and (iv) the availability of strategic alternatives that would preserve or generate any shareholder value. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Leap may not actually achieve the forecasts disclosed in such forward-looking statements, and you should not place undue reliance on such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption "Risk Factors" in Leap's most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither Leap, nor any of its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing Leap's views as of any date subsequent to the date hereof.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com

Leap Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$10,537	$17,885	$23,448	$29,184
General and administrative	1,817	3,367	4,823	6,893
Restructuring charges	4,527	-	4,527	-
Total operating expenses	16,881	21,252	32,798	36,077
Loss from operations	(16,881)	(21,252)	(32,798)	(36,077)
Interest income	246	865	683	1,640
Interest expense	(7)	-	(13)	-
Australian research and development incentives	1	253	56	499
Foreign currency gain (loss)	(2)	6	(6)	(10)
Net loss	(16,643)	(20,128)	(32,078)	(33,948)
Dividend attributable to down round feature of warrants	-	(234)	-	(234)
Net loss attributable to common stockholders	$(16,643)	$(20,362)	$(32,078)	$(34,182)

Net loss per share
Basic & diluted	$(0.40)	$(0.52)	$(0.78)	$(1.01)

Weighted average common shares outstanding
Basic & diluted	41,444,979	39,122,662	41,357,423	33,830,083

Leap Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,130	$47,249
Research and development incentive receivable	739	704
Prepaid expenses and other current assets	292	86
Total current assets	19,161	48,039

Right of use assets, net	38	262
Research and development incentive receivable, net of current portion	59	-
Deposits	784	823
Total assets	$20,042	$49,124
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,339	$4,743
Accrued expenses	6,623	8,536
Income tax payable	324	531
Lease liability - current portion	39	266
Total current liabilities	14,325	14,076

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 240,000,000 shares authorized; 41,439,529 and 38,329,894 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	41	38
Additional paid-in capital	505,207	502,501
Accumulated other comprehensive loss	(82)	(120)
Accumulated deficit	(499,449)	(467,371)
Total stockholders’ equity	5,717	35,048
Total liabilities and stockholders' equity	$20,042	$49,124

Leap Therapeutics, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Cash used in operating activities	$(14,486)	$(13,671)	$(28,966)	$(29,187)
Cash provided by (used in) financing activities	(119)	37,117	(180)	37,146
Effect of exchange rate changes on cash and cash equivalents	22	112	27	(123)
Net increase (decrease) in cash and cash equivalents	(14,583)	23,558	(29,119)	7,836
Cash and cash equivalents at beginning of period	32,713	54,921	47,249	70,643
Cash and cash equivalents at end of period	$18,130	$78,479	$18,130	$78,479